SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into as of the 30th day of March, 2000 by and between Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser"), and EFTC Corporation, a Colorado corporation (the "Company").

                                    RECITALS:

         A. WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company wishes to issue and sell, and the Purchaser wishes to acquire, $54,000,000 in aggregate principal amount of the Company's 15% Senior Subordinated Exchangeable Notes due June 2006, substantially in the form attached as Exhibit A hereto (the "Exchangeable Notes"), and warrants to purchase shares of the Company's common stock, par value $.01 per share, with an exercise price of $.01 per share, substantially in the form attached as Exhibit B hereto (the "Warrants", and together with the Exchangeable Notes, the "Securities"), representing approximately 19.9% of the Company's outstanding Common Stock (such acquisition, the "Initial Investment").

        B. WHEREAS, following the consummation of the Initial Investment, the Purchaser intends to engage in a tender offer for up to 8,250,000 shares of the Company's common stock (the "Tender Offer", and together with the Initial Investment, the "Transactions").

        C. WHEREAS, the parties intend that prior to completion of the Tender Offer, the Company's shareholders approve of the Transactions, and the Company has agreed to call a meeting of its shareholders (the "Shareholders Meeting") and to recommend that the shareholders vote for a proposal to approve the transactions as contemplated by this Agreement ("Shareholder Approval").

        D. WHEREAS, the parties intend that upon gaining Shareholder Approval and the completion of a Successful Tender Offer (as defined in Section 7.2(a)), the Exchangeable Notes would automatically be exchanged for the Company's 8.875% Senior Subordinated Convertible Notes due June 2006, substantially in the form attached as Exhibit C hereto (the "Convertible Notes"), with an aggregate principal amount of $54,000,000 plus any accrued but unpaid interest on the Exchangeable Notes, which could be converted into shares of the Company's common stock at an exercise price of $2.60 per share, and any and all unexercised Warrants would be cancelled.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1.

                                   DEFINITIONS

        1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

              "Acquisition Proposal" has the meaning set forth in Section 7.4.

              "Action" or "Actions" has the meaning set forth in Section 5.8.

              "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether by contract, through one or more intermediaries, or otherwise.

              "Approval Date" has the meaning set forth in Section 7.2(a).

              "Audited Financial Statements" has the meaning set forth in
Section 5.9.

              "Balance Sheet Date" means December 31, 1999.

              "Board of Directors" means the board of directors of the Company, including, as appropriate, the Special Committee formed to consider the Transactions.

              "Capital Lease" means any lease of any property which would in accordance with GAAP be required to be classified and accounted for on the balance sheet of the lessee as a capital lease.

              "Closing" has the meaning set forth in Section 2.2.

              "Closing Date" has the meaning set forth in Section 2.2.

              "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

              "Commission" or "SEC" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

              "Common Stock" means the common stock, par value $.01 per share, of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

              "Company" has the meaning set forth in the preamble hereto.

              "Condition of the Company" means the assets, business, properties, operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole.

               "Confidentiality Agreement" has the meaning set forth in Section 7.6(a).

              "Contractual Obligation" means as to any Person, any provision of any security issued by such Person or any provision of any agreement, lease of real or personal property, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

              "Convertible Notes" has the meaning set forth in Paragraph D of the Recitals.

              "Credit Agreement" means the Loan and Security Agreement dated as of March 30, 2000 among the Financial Institutions named therein, Bank of America, N.A. as Agent and the Company.

              "DOJ" means the United States Department of Justice.

              "Environmental Laws" means, collectively, all applicable foreign, U.S. Federal, state or local laws, statutes, ordinances, rules, regulations, codes or common law relating to health, safety, pollution or protection of the environment (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

              "Equipment" means all of the tangible personal property owned or leased by the Company or any of its Affiliates and used in or held for use in the operations of the business of the Company or any of its Affiliates.

              "ERISA" has the meaning set forth in Section 5.16.

              "Exchangeable Notes" has the meaning set forth in Paragraph A of the Recitals.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

              "Facilities" means the buildings, plants, offices and all other improvements on any real property (including fixtures affixed thereto) which are owned or leased by the Company or any of its Subsidiaries and used or held for use in the operation of the business of the Company or any of its Subsidiaries.

              "Financial Statements" has the meaning set forth in Section 5.9.

              "FTC" means the United States Federal Trade Commission.

              "GAAP" means United States generally accepted accounting principles, in effect from time to time, consistently applied.

              "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising public functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

              "Hazardous Materials" shall include hazardous substances, hazardous waste or hazardous materials, or pollutants or contaminants, as such terms are defined in any Environmental Law.

              "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

              "Indebtedness" means, as to any Person: (a) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations of such Person under operating leases in excess of $15,000,000 (h) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clauses (f) and (g)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (i) all Indebtedness of any other Person referred to in clauses (a) through (g) above, guaranteed, directly or indirectly, by that Person.

              "Initial Investment" has the meaning set forth in Paragraph A of the Recitals.

              "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (excluding preferred stock or equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

              "Material Adverse Effect" means any material adverse change in the Condition of the Company.

              "Minimum Condition" has the meaning set forth in Section 7.2(a).

              "Notes" means the Exchangeable Notes and the Convertible Notes.

              "Offer Documents" has the meaning set forth in Section 7.2(b).

              "Outstanding Borrowings" means all Indebtedness of the Company and/or its Subsidiaries for borrowed money (including without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), excluding obligations with respect to trade payables incurred in the ordinary course of business.

              "Pension Plan" has the meaning set forth in Section 5.16.

              "Permitted Liens" means (i) Liens for taxes, governmental charges or levies which (a) are not yet due and payable, or (b) are being diligently contested in good faith by appropriate proceedings; provided, that for any such taxes being diligently contested in good faith, the Company has set aside adequate reserves, (ii) Liens imposed by law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceeding and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, (iii) Liens securing Senior Debt, (iv) Liens which (x) secure obligations of less than $15,000,000 in the aggregate, and (y) do not, individually or in the aggregate, interfere with the use and enjoyment of the property subject thereto and (v) Liens created in favor of General Electric Capital Corporation pursuant to the Accounts Receivables Purchase Agreement between General Electric Capital Corporation and EFTC Corporation, dated December 5, 1997.

              "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

              "Projected Budget" has the meaning set forth in Section 3.12.

              "Proxy Statement" has the meaning set forth in Section 5.26(b).

              "Purchase Price" has the meaning set forth in Section 2.1.

              "Purchaser" has the meaning set forth in the preamble hereto.

              "RCBA" means RCBA Strategic Partners, L.P.

              "Requirements of Law" means, as to any Person, the provisions of the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise, order, judgment, or determination, in each case, of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property (or to which such Person or any of its property is subject) or applicable to any or all of the transactions contemplated by or referred to in the Transaction Documents.

              "Rights" has the meaning set forth in Section 7.2(a).

              "Rights Agreement" has the meaning set forth in Section 7.2(a).

              "Schedule 14D-9" has the meaning set forth in Section 7.2(d).

              "SEC Reports" has the meaning set forth in Section 5.25(a).

              "Securities" has the meaning set forth in Paragraph A of the Recitals.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

              "Senior Debt" means (i) all indebtedness outstanding at any time under the Credit Agreement, and all hedging obligations and bank products with respect thereto, (ii) any replacement or refinancing of the Credit Agreement which provides for borrowings by the Company up to $55,000,000 in aggregate principal amount and (iii) all obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any Indebtedness of the Company to any of its Subsidiaries or other affiliates, or (y) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

              "Shareholder Approval" has the meaning set forth in Paragraph C of the Recitals.

              "Shareholders Meeting" has the meaning set forth in Paragraph C of the Recitals.

              "Stock Incentive Plan" means a stock incentive plan for the Company's employees adopted by the Board of Directors with terms satisfactory to the Purchaser.

              "Subsidiary" or "Subsidiaries" means, with respect to any Person (the "parent"), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

              "Successful Tender Offer" has the meaning set forth in Section 7.2(a).

              "Superior Proposal" means an Acquisition Proposal for which the Company's Board of Directors has determined in its good faith judgment that its fiduciary duties require it to consider and pursue but only after (i) consultation with outside counsel and such other advisors as it may deem appropriate, (ii) receiving the written opinion of its financial advisor and such other information as it determines necessary, that such Acquisition Proposal is financially superior to the Transactions and (iii) concluding based on the advice of its financial advisor that the Person who has made the Acquisition Proposal (x) has in place sufficient financing to be able to successfully complete the transaction set forth in the Acquisition Proposal and
(y) would be capable of closing such transaction within a period ending on the later of (i) June 30, 2000 and (ii) 60 days following the termination of this Agreement pursuant to Section 8.1(g).

              "Tax" or "Taxes" shall mean all federal, state, local foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, property sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which the Company may be liable.

              "Tender Offer" has the meaning set forth in paragraph B of the Recitals.

              "Thayer" means, collectively, Thayer Equity Investors IV, L.P. and TC Manufacturing Holdings, L.L.C.

              "Tender Shares" has the meaning set forth in Section 7.2(a).

              "Transactions" has the meaning set forth in paragraph B of the Recitals.

              "Transaction Documents" means collectively, this Agreement, the Exchangeable Notes, the Convertible Notes and the Warrants.

              "Transaction Expenses" means out-of-pocket expenses incurred by the Purchaser (including for purposes of this definition, by its members including, without limitation, Thayer and RCBA), in connection with the legal and financial due diligence review of the Condition of the Company conducted by the Purchaser, the negotiation and preparation of the Transaction Documents, the consummation of the transactions contemplated thereby and preparation for any of the foregoing, including, without limitation, travel expenses, fees, charges and disbursements of the Purchaser's legal counsel, accountants, consultants, other advisors and any similar or related costs and expenses.

              "Warrants" has the meaning set forth in Paragraph A of the Recitals.

        1.2. Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

        1.3. Knowledge Standard. When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person or any similar phrase shall mean, (i) with respect to any individual, the actual knowledge of such Person after reasonable inquiry, and (ii) with respect to any other Person, the actual knowledge of officers and directors, or Persons acting in similar capacities, of such Person and the knowledge of such facts that such persons should have in the exercise of their duties after reasonable inquiry. When used herein, the phrase "to the knowledge of the Company," "to the best knowledge of the Company" or any similar phrase shall mean "to the best knowledge of the Company and each Affiliate" using the standards set forth in the previous sentence.

ARTICLE 2.

                       PURCHASE AND SALE OF THE SECURITIES

        2.1. Purchase and Sale of the Securities. Upon the terms and subject to the conditions herein contained, at the Closing (as defined herein) on the Closing Date (as defined herein), the Company agrees that it will issue and sell to the Purchaser, and the Purchaser agrees that it will acquire and purchase from the Company, the Securities. The purchase price of the Securities shall be $54,000,000 (the "Purchase Price").

        2.2. Closing. The closing of the sale to and purchase by the Purchaser of the Securities referred to in Section 2.1 hereof (the "Closing") shall occur at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, CA 90071-2007 at 10:00 a.m. Los Angeles time on March 30, 2000 or at such other date, place or time of day as the Purchaser and the Company shall agree to in writing (the "Closing Date"). At the Closing, (i) the Company shall deliver to the Purchaser the Exchangeable Notes and certificates evidencing the Warrants being purchased by the Purchaser, registered in such Purchaser's name, free and clear of any Liens of any nature whatsoever, and (ii) the Purchaser shall deliver to the Company the Purchase Price by wire transfer of immediately available funds.

ARTICLE 3.

                       CONDITIONS TO THE OBLIGATION OF THE

                      PURCHASER TO PURCHASE THE SECURITIES

         The obligation of the Purchaser to purchase the Securities, to pay the Purchase Price therefor and to perform any obligations hereunder on the Closing Date (unless otherwise specified) shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date:

        3.1. Representations and Warranties. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date as if made at and as of such date.

        3.2. Compliance with Terms and Conditions of this Agreement. The Company shall have duly and properly performed and complied with all of the agreements, covenants, obligations and conditions set forth herein that are required to be performed or complied with by the Company on or before the Closing Date.

        3.3. Delivery of the Exchangeable Notes and Certificates Evidencing the Warrants. The Company shall have delivered to the Purchaser the Exchangeable Notes and the certificates evidencing the Warrants as set forth in Section 2.2.

        3.4. Closing Certificates. The Company shall have delivered to the Purchaser a certificate executed by an authorized officer of the Company certifying to such matters as the Purchaser may reasonably request, including that the representations and warranties of the Company contained in the Agreement are true and correct in all material respects on and as of the Closing Date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and that the conditions set forth in this Article 3 to be satisfied by the Company have been satisfied on and as of the Closing Date.

        3.5. Secretary's Certificates. The Purchaser shall have received a certificate from the Company, dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying that the attached copies of the Articles of Incorporation, bylaws of the Company, and resolutions of the Board of Directors of the Company approving the Transaction Documents and the transactions contemplated thereby, are all true, complete and correct and remain unamended and in full force and effect.

        3.6. Documents. The Purchaser shall have received true, complete and correct copies of such documents and such other information as it may have reasonably requested in connection with or relating to the sale of the Securities and the transactions contemplated by the Transaction Documents, all in form and substance reasonably satisfactory to the Purchaser prior to the Closing.

        3.7. Purchase Permitted by Applicable Laws. The acquisition of and payment for the Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated by the Transaction Documents shall not (a) violate any Requirements of Law, (b) result in a breach or default (i) under any of the Contractual Obligations of the Company or (ii) under any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator, or commission, board, bureau, agency or other governmental instrumentality, or (c) result in, or require, the creation or imposition of any Lien, or the obligation to make any payment with respect to any Lien, upon or with respect to any of the property of the Company.

        3.8. Opinion of Counsel. The Purchaser shall have received an opinion of counsel to the Company, dated as of the Closing Date substantially in the form of Exhibit D hereto.


        3.9. Consents and Approvals. Except as set forth on Schedule 3.9, all agreements, approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those material Contractual Obligations of the Company, necessary or required in connection with the execution, delivery or performance of the Transaction Documents (including, without limitation, the issuance of the Securities, and issuance of the Common Stock upon conversion of the Convertible Notes or the exercise of the Warrants) by the Company, shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

        3.10. No Material Adverse Effect. Since the Balance Sheet Date, there shall have been no Material Adverse Effect.

        3.11. No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Purchaser, would (i) prohibit the purchase of the Securities or the consummation of the other transactions contemplated hereunder, (ii) subject the Purchaser to any penalty if the Securities were to be purchased hereunder, (iii) question the validity or legality of the transactions contemplated hereby, or (iv) be reasonably expected to materially and adversely affect the value of the capital stock of the Company, the Securities or the Condition of the Company.

        3.12. Financial Statements. The Company shall have delivered to the Purchaser a copy of the Financial Statements and a projected budget for fiscal year 2000 (the "Projected Budget").

        3.13. Bank Financing. The Company shall have entered into the Credit Agreement upon terms which shall have been approved by the Purchaser and all other Indebtedness which would rank senior in preference to the Notes shall have been paid in full and any security interests related thereto shall have been terminated.

        3.14. Insurance Coverage. The Company shall provide liability insurance for its directors and officers and shall cause such insurance to remain in full force and effect on the Closing Date.

        3.15. Board of Directors. As of the Closing Date, the Company's Board of Directors shall have been increased by two and two persons designated by the Purchaser shall have been appointed as directors and such persons shall have also been appointed to each committee of the Board of Directors; provided, that both such persons need not be appointed to the audit committee if such appointments would cause a breach of the continued listing requirements for the Common Stock on the Nasdaq Stock Market. In addition, the Board of Directors shall also have granted the right to two additional persons designated by the Purchaser to attend and observe at meetings of the Board of Directors of the Company.

        3.16. Indemnification   Agreement.   The  Company  shall  have  executed
and delivered to the Purchaser an indemnification agreement, dated as of the Closing Date, substantially in the form of Exhibit E hereto.


ARTICLE 4.

                                CONDITIONS TO THE

                       OBLIGATIONS OF THE COMPANY TO CLOSE

         The obligation of the Company to issue and sell the Securities and the other obligations of the Company hereunder, shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

        4.1. Representations and Warranties. The representations and warranties of the Purchaser contained in Section 6 hereof shall be true and correct in all material respects at and as of the Closing Date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date as if made at and as of such date.

        4.2. Compliance with Terms and Conditions of this Agreement. The Purchaser shall have performed and complied with all of the agreements, covenants, obligations and conditions set forth herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

        4.3. Payment of Purchase Price. The Purchaser shall tender to the Company the Purchase Price.

        4.4. Closing Certificates. The Purchaser shall have delivered to the Company a certificate executed by an authorized Person for the Purchaser certifying as to such matters as the Company may reasonably request, including that the representations and warranties of the Purchaser contained in this Agreement are true and correct as of the Closing Date, and that the conditions set forth in this Article 4 to be satisfied by the Purchaser have been satisfied on and as of the Closing Date.

        4.5. Issuance Permitted by Applicable Laws. The issuance of the Securities by the Company hereunder and the consummation of the transactions contemplated by the Transaction Documents shall not (a) violate any Requirements of Law, or (b) result in a breach or default (i) under any of the Contractual Obligations of the Purchaser, or (ii) under any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator, or commission, board, bureau, agency or other governmental instrumentality.

        4.6. Manager's Certificate. The Company shall have received a certificate from the Purchaser, dated as of the Closing Date, and signed by an authorized Person for the Purchaser, certifying that the attached copies of the Certificate of Limited Liability Company, and any resolutions or similar documents for the Purchaser approving the Transaction Documents and the transactions contemplated thereby, are all true, complete and correct and remain unamended and in full force and effect.

        4.7. Documents. The Company shall have received true, complete and correct copies of such documents and such other information as it may have reasonably requested in connection with or relating to the sale of the Securities and the transactions contemplated by the Transaction Documents, all in form and substance reasonably satisfactory to the Company prior to the Closing.

        4.8. Opinion of Counsel. The Company shall have received an opinion of counsel to the Purchaser, dated as of the Closing Date substantially in the form of Exhibit F hereto.

        4.9. Consents and Approvals. Except as set forth on Schedule 4.9, all agreements, approvals consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those material Contractual Obligations of the Purchaser, necessary or required in connection with the execution, delivery or performance of the Transaction Documents by the Purchaser, shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof as requested by the Company and all waiting periods shall have lapsed without extension or imposition of any conditions or restrictions.

        4.10. No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirements of Law which, in the reasonable judgment of the Company would (i) prohibit the sale of the Securities or the consummation of the other transactions contemplated hereunder, (ii) subject the Company to any penalty if the Securities were to be sold hereunder, or (iii) question the validity or legality of the transactions contemplated hereby.

ARTICLE 5.

                               REPRESENTATIONS AND

                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser as follows:

        5.1. Corporate Existence and Authority. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed, to be engaged; (c) is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party.

        5.2.  Corporate Authorization; No Contravention. Except as set forth in
Schedule 5.2, the execution, delivery and performance by the Company of each of the Transaction Documents and the consummation of the transactions contemplated thereby, including without limitation, the issuance of the Securities (a) has been duly authorized by all necessary corporate action, including, if required, shareholder action, (b) does not and will not conflict with or contravene the terms of the Articles of Incorporation or the bylaws of the Company, or any amendment thereof; and (c) does not and will not violate, conflict with or result in any material breach or contravention of (i) any Contractual Obligation of the Company or any of its Subsidiaries, or (ii) any Requirements of Law applicable to the Company or any of its Subsidiaries.

        5.3. Governmental Authorization; Third Party Consents. Except as set forth on Schedule 5.3, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any applicable Requirements of Law, and no lapse of a waiting period under any applicable Requirements of Law, is necessary or required to be obtained or made by the Company in connection with the execution, delivery or performance (including, without limitation, the issuance of the Securities, the issuance of the Common Stock upon the conversion of the Convertible Notes or the exercise of the Warrants) by the Company or the enforcement against the Company of the Transaction Documents, or the transactions contemplated thereby.

        5.4. Binding Effect. The Transaction Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

        5.5. Other Agreements. Except as set forth on Schedule 5.5, neither the Company nor any Subsidiary has previously entered into any agreement which is currently in effect or to which the Company or any Subsidiary is currently bound, granting any registration or other material rights to any Person, the provision or performance of which would render the provision or performance (including, without limitation, the issuance of the Securities and the issuance of the Common Stock upon the conversion of the Convertible Notes or the exercise of the Warrants) of the material rights to be granted to the Purchaser by the Company in the Transaction Documents impracticable.

        5.6. Capitalization. As of the date hereof, the capital stock of the Company consists solely of (i) 45,000,000 authorized shares of Common Stock (of which 15,543,489 are issued and outstanding); (ii) 45,000 authorized shares of Series A Junior Participating Preferred Stock (of which none are issued and outstanding); and (iii) 4,955,000 authorized shares of preferred stock (of which none are issued and outstanding). Immediately following the Closing, the capital stock of the Company will consist solely of (i) 45,000,000 authorized shares of Common Stock (of which 15,543,489 will be issued and outstanding); (ii) 45,000 authorized shares of Series A Junior Participating Preferred Stock (of which none will be issued and outstanding); and (iii) 4,955,000 authorized shares of preferred stock (of which none will be issued and outstanding). Except for issuances permitted under Section 7.5(e) and for the changes in authorized capital contemplated by 7.5(b), immediately following the Closing and the consummation of the Tender Offer, the capital stock of the Company will remain unchanged. As of the date hereof, the Company has reserved (i) 4,495,000 shares of Common Stock for issuance pursuant to the Company's Equity Incentive Plan,
(ii) 300,000 shares of Common Stock for issuance pursuant to the Company's Non-Employee Director Plan and (iii) 402,388 shares of Common Stock for issuance pursuant to non-qualified options issued by the Company. Immediately following the Closing, the Company will have reserved (i) 4,495,000 shares of Common Stock for issuance pursuant to the Company's Equity Incentive Plan, (ii) 300,000 shares of Common Stock for issuance pursuant to the Company's Non-Employee Director Plan, (iii) 3,093,154 shares for issuance upon the exercise of the Warrant and (iv) 402,388 shares of Common Stock for issuance pursuant to non-qualified options issued by the Company. Immediately following the closing of the Tender Offer, the Company expects to have reserved (i) 4,495,000 shares of Common Stock for issuance pursuant to the Company's Equity Incentive Plan,
(ii) 300,000 shares of Common Stock for issuance pursuant to the Company's Non-Employee Director Plan, (iii) such shares of Common Stock as are issuable pursuant to the Company's Stock Incentive Plan, (iv) such shares of Common Stock as are issuable upon the exercise of the Convertible Note and (v) 402,388 shares of Common Stock for issuance pursuant to non-qualified options issued by the Company. All outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid, nonassessable and free and clear of any Liens, preferential rights, priorities, claims, options, charges or other encumbrances or restrictions, except as set forth herein.

        5.7. Subsidiaries. Each Subsidiary of the Company that is a corporation or a limited liability company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with the corporate or requisite power and authority to own its properties and conduct its business. Each Subsidiary is qualified and licensed to transact business in each jurisdiction where such qualification is necessary under applicable law as a result of the conduct of its business and ownership of its properties, except insofar as the failure to be so qualified would not have a Material Adverse Effect.

        5.8. Litigation. Except as disclosed in the Company's SEC Reports, there is no complaint, action, order, writ, injunction, judgment or decree outstanding, or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (each an "Action" and collectively, "Actions") pending or, to the knowledge of the Company, threatened against, relating to or affecting (i) the assets of the Company or the Subsidiaries, or (ii) the transactions required to be performed under this Agreement or by the Transaction Documents which could have a Material Adverse Effect. Neither the Company nor the Subsidiaries are in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or any Subsidiary which default could result in a Material Adverse Effect. Except as set forth in the SEC Reports, there is not a reasonable likelihood of an adverse determination of any pending Action that would, individually or in the aggregate, have a Material Adverse Effect.

        5.9. Financial Statements. The Company has furnished the Purchaser with a draft of the audited balance sheet of the Company as of December 31, 1999 and the related consolidated statements of operations and cash flows for the fiscal year then ended, accompanied by the report of an independent auditor (collectively, the "Audited Financial Statements"), together with a copy of the unaudited balance sheets of the Company as of January 31, 2000 and February 29, 2000 and the related consolidated statements of operations and cash flows for the periods then ended ("Unaudited Financial Statements", collectively, together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements fairly present the financial condition and results of operations in accordance with GAAP as of the dates and for the periods set forth in the balance sheet included therein and the results of operations of the Company for the periods covered, except that the Unaudited Financial Statements
(i) do not have all the footnotes required by generally accepted accounting principles and (ii) are subject to normal, year-end adjustments. The Projected Budget represents the best good faith financial estimates of the management of the Company for such fiscal year.

        5.10. Title and Condition of Assets.

              (a) Except as set forth on Schedule 5.10(a), the Company has good, and with respect to real property, marketable, title to all of the real and personal property reflected on the balance sheets included in the Financial Statements or acquired by the Company and its Subsidiaries since the Balance Sheet Date, free and clear of any Liens or defects of title, other than Permitted Liens. The Company has a valid and enforceable leasehold interest in all real property leased by it pursuant to the terms of the respective lease agreements. The Company is in compliance in all material respects with the terms of all such leases and, except as described on Schedule 5.10(a), such leases are sufficient for the conduct of the Company's business as now being and presently planned to be conducted.

              (b) Except as set forth on Schedule 5.10(b), the Facilities and Equipment are in good operating condition and repair (except for ordinary wear and tear and any defect the cost of repairing which would not be material), are sufficient for the operation of the Company's business and are in conformity in all material respects with applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety standards, occupational safety and health laws and regulations) relating thereto, except where such failure to conform would not have a Material Adverse Effect. The Company enjoys peaceful and undisturbed possession of all Facilities owned or leased by the Company, and, to the best knowledge of the Company, such Facilities are not subject to any encroachments, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company. There are no pending or, to the best knowledge of the Company, threatened, condemnation proceedings relating to any of the Facilities. The Facilities and the Equipment are insured and are, to the best of the Company's knowledge, structurally sound with no material defects.

              (c) Assets are valued on the books of the Company at or below actual cost less adequate and proper depreciation charges. All of the assets of the Company, in the aggregate, have a value at least equal to the value thereof as reflected in the balance sheet included in the Financial Statements. Except as set forth on Schedule 5.10(c), the Company has not depreciated any of its assets for tax purposes on an accelerated basis or in any manner inconsistent with the Code or the rules, regulations, or guidelines of the Internal Revenue Service.

        5.11. Contractual Obligations. Except as set forth on Schedule 5.11, the Company is not in default or breach under or with respect to any Contractual Obligation to which it is a party (and to the best knowledge of the Company, no other party to any such Contractual Obligation is in default or breach thereunder), except any such default which, individually or together with all such defaults, would not have a Material Adverse Effect or impair the ability of the Company to perform its obligations under the Transaction Documents. Neither the Company nor any of its Subsidiaries has received notice that any party to any such Contractual Obligation intends to cancel, amend or terminate any such agreement.

        5.12. No Material Adverse Effect. Since the Balance Sheet Date, there has not been any Material Adverse Effect, nor to the best knowledge of the Company is any such change threatened.

        5.13. Investment Company/Government Regulations. Immediately following the Closing, after giving effect to the transactions contemplated by the Transaction Documents, neither the Company nor any Person controlling, controlled by or under common control with the Company will be an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, or any Federal or state statute or regulation limiting its ability to incur Indebtedness.

        5.14. Broker's, Finder's or Similar Fees. Other than as set forth on
Schedule 5.14, there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any officer, director, shareholder, or Subsidiary of the Company, or any action taken by any such person.

        5.15. Labor Relations and Employee Matters. The Company is not engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending or, to the best knowledge of the Company, threatened against the Company before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the best knowledge of the Company, threatened against the Company, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against the Company, and (iii) no union representation question existing with respect to the employees of the Company and, to the knowledge of the Company, no union organizing activities are taking place.

        5.16. Employee Benefit Plans. Each employee pension benefit plan, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Company or any subsidiary of the Company (a "Pension Plan") and each other employee benefit plan within the meaning of ERISA (collectively with the Pension Plans, the "Plans") complies in all material respects with all applicable requirements of ERISA and the Code, and other applicable laws. None of the Plans is a multi-employer plan, as such term is defined in Section 3(37) of ERISA. Each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the Company's knowledge, nothing has occurred since the date of any such determination or application which would adversely affect such qualification. Neither the Company nor any Subsidiary of the Company, nor any Plan nor any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or
Section 406 of ERISA, which could result in any taxes or penalties or other liabilities under Section 4975 of the Code or under Section 502(i) of ERISA, except taxes, penalties or liabilities which in the aggregate would not have a Material Adverse Effect. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Pension Plan that has not been satisfied in full. No Pension Plan has incurred an "accumulated funding deficiency" within the meaning of the Code. There has been no "reportable event" within the meaning of Section 4043 of ERISA with respect to any Pension Plan. All amounts required by the provisions of any Pension Plan to be contributed have been so contributed.

        5.17. Outstanding Borrowings. Schedule 5.17 lists the amount of all Outstanding Borrowings as of the date set forth in such schedule and the name of each lender thereof.

        5.18. Undisclosed Liabilities. The Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the balance sheets included in the Financial Statements (including the notes thereto), (ii) liabilities incurred in the ordinary course of business and consistent with the past practice of the Company since the Balance Sheet Date, and which are reflected and reserved for in the balance sheets included in the Financial Statements, (iii) liabilities arising under Contractual Obligations described on Schedule 5.18 and (iv) liabilities incurred in connection with the transactions contemplated by the Transaction Documents.

        5.19. Solvency. Neither the Company nor any Subsidiary has (i) made a general assignment for the benefit of its creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets or properties, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets or (v) admitted in writing its inability to pay its debts as they come due. After giving effect to the transactions contemplated by the Transaction Documents, the Company will not (i) have liabilities which exceed the stated value of its assets, or (ii) be left with unreasonably small capital with which to engage in its respective business for the foreseeable future, or
(iii) have incurred debts beyond its ability to pay such debts as they mature.

        5.20. Compliance with Law. The Company and the conduct of its business is in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice to the effect that it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a Material Adverse Effect. The Company, to the best of its knowledge, has no reason to anticipate that any presently existing circumstances are likely to result in any such violations which would, in any one case or in the aggregate, have a Material Adverse Effect.

        5.21. No Other Agreements to Sell the Assets or Capital Stock of the Company. Except as set forth on Schedule 5.21 hereto, neither the Company nor any Subsidiary has any legal obligation, absolute or contingent, other than the obligations under the Transaction Documents, to any person or firm to (i) sell assets of the Company to any Person or firm in an aggregate amount of up to $100,000 and/or other than in the ordinary course of business, (ii) sell any capital stock of the Company (other than as reflected in Section 5.6) or effect any merger, consolidation or other reorganization of the Company or (iii) enter into any agreement with respect to any of the foregoing.

        5.22. Changes. Except as set forth on Schedule 5.22, since December 31, 1999, there has not been:

              (a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business, that have not caused, in the aggregate, a Material Adverse Effect;

              (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

              (c) any waiver by the Company of a valuable right or of a material debt owed to it;

              (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

              (e) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

              (f) any material change in any compensation arrangement or agreement with any employee;

              (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

              (h) any resignation or termination of employment of any key officer of the Company; and to the knowledge of the Company, there is no impending resignation or termination of employment of any such officer;

              (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

              (j) receipt of notice that any supplier or third-party outsourcing provider will no longer supply products or services to the Company;

              (k) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

              (l) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

              (m) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

              (n) to the Company's knowledge, any other event or condition of any character that would reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or

              (o) any agreement or commitment by the Company to do any of the things described in this Section 5.22.

        5.23. Certain Payments. The Company has complied with the requirements of the Foreign Corrupt Practices Act and neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any government official, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured or, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary of the Company, (b) made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services in violation of any law, or (c) established or maintained any fund or asset for use, directly or indirectly, with any of the foregoing activities that has not been recorded in the books and records of the Company.

        5.24. Environmental Matters. The Company and its Subsidiaries are and at all times have been in compliance with all Environmental Laws, except where such instances of noncompliance would not be expected by the Company to have a Material Adverse Effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law. All real property previously leased by the Company or any of its Subsidiaries was, at all times during which such premises were occupied by the Company or any of its Subsidiaries, free from contamination from Hazardous Materials regulated by Environmental Laws as a result of the conduct of the Company or any of its Subsidiaries or, to the best of the Company's knowledge, any other party. Except as set forth on Schedule 5.24, (i) no notices of any violation or alleged violation of, or any liability under, any Environmental Law relating to the operations or properties of the Company or any of its Subsidiaries have been received by the Company or any of its Subsidiaries and
(ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings, administrative actions or investigations pending or, to the knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, or that the Company or any of its Subsidiaries is a party responsible for remedial action pursuant to any Environmental Law. Except as set forth on
Schedule 5.24, the Company and each of its Subsidiaries has all permits, licenses and authorizations required under the Environmental Laws for the operation of their business as it is currently operated and, to the Company's knowledge, based on the manner in which the business of the Company and its Subsidiaries is currently conducted, no modification or change to the operations of such business will be required upon renewal of any such permits, licenses and authorizations.

        5.25. SEC Reports.

              (a) The Company has filed all required forms, reports and documents with the SEC since December 31, 1995 (collectively, the "SEC Reports"), except that the Company will file a Notification of Late Filing on Form 126-25 notifying the SEC that its Form 10-K for its 1999 fiscal year could not be filed within the prescribed time period. Each of the SEC Reports has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates so filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available or promptly will make available to the Purchaser, a complete and correct copy of any amendment to the SEC Reports. None of the Subsidiaries of the Company is required to file any reports, statements, forms or other documents with the SEC.

              (b) The SEC Reports contain audited consolidated balance sheets of the Company and its Subsidiaries as of December 31 in each of the years 1995 through 1998, and the related audited consolidated statements of income, statements of cash flow and changes in Shareholders' equity of the Company and its Subsidiaries for the fiscal years then ended, together with the respective reports thereon of KPMG LLP. These audited financial statements of the Company were included or incorporated by reference in the SEC Reports (collectively, including the footnotes thereto, the "SEC Financial Statements"), were prepared in accordance with GAAP (except as otherwise stated in the SEC Financial Statements or in the related reports of the Company's independent accountants) and present fairly the consolidated financial position of the Company and its subsidiaries as at the dates thereof, and the results of operations, changes in financial position and statements of Shareholders' equity of the Company and its Subsidiaries for the periods indicated. No event has occurred since the Balance Sheet Date that would require a restatement of the SEC Financial Statements under GAAP other than by reason of a change in GAAP. The SEC Financial Statements reflect, and on the Closing Date will reflect, the interest of the Company in the assets, liabilities and operations of all Subsidiaries of the Company.

              (c) Neither the Company nor any of its Subsidiaries has any material liability, obligation or commitment of any nature whatsoever (whether known or unknown due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) other than liabilities, obligations or commitments
(i) which are accrued or reserved against in the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 1999 included in the Audited Financial Statements or reflected in the notes thereto, (ii)(x) which arose in the ordinary course of business since such date and (y) which do not or would not individually or in the aggregate have a Material Adverse Effect, or (iii) which are of the type that would not be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto if such balance sheet were prepared in accordance with GAAP as of the date thereof or as of the Closing Date, as the case may be.

(d) Except as set forth on Schedule 5.25(d), since the date of the Company's 1999 Proxy Statement to the date hereof, the Company has not entered into or otherwise become obligated with respect to any transactions which would require disclosure pursuant to Item 404 of Regulation S-K in accordance with Items 7(b) or (c) of Schedule 14A under the Exchange Act were a Company proxy statement to be distributed as of the date hereof.

        5.26. Fairness Opinion. The Company has received an opinion of Needham & Company, Inc., a copy of which was furnished to the Purchaser, that the terms of the Transactions, including the proposed consideration to be received by the Company's shareholders in the Tender Offer, is fair to such shareholders from a financial point of view.

        5.27. Disclosure.

              (a) This Agreement does not, and the documents and certificates executed by the Company or otherwise furnished by the Company to the Purchaser at the Closing will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

              (b) There is no fact known to the Company, which the Company has not disclosed to the Purchaser in writing, which has a Material Adverse Effect, or insofar as the Company can reasonably foresee, will have a Material Adverse Effect on the Condition of the Company, or the ability of the Company to perform its obligations under the Transaction Documents, or any document contemplated thereby.

ARTICLE 6.

                               REPRESENTATIONS AND

                           WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Company as follows:

        6.1. Existence and Authority. The Purchaser (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own its assets and operate its business, and (c) has all requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is or will be a party.

        6.2. Authorization; No Contravention. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, including, without limitation, the acquisition of the Securities: (a) is within the Purchaser's power and authority and has been duly authorized by all necessary action on the part of such Purchaser; (b) does not conflict with or contravene the terms of the Purchaser's certificate of formation and agreement of limited liability company or any amendments thereof; and (c) will not violate, conflict with or result in any material breach or contravention of (i) any Contractual Obligation of the Purchaser, or (ii) any Requirements of Law or any order or decree applicable to the Purchaser.

        6.3. Binding Effect. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        6.4. Purchasers Expertise. Without limiting the right of the Purchaser to rely on the representations and warranties of the Company contained herein, the Purchaser is an informed and sophisticated purchaser, possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement and has engaged expert legal, financial, tax, business and other advisors, experienced in the evaluation and purchase of companies such as the Company.

        6.5. Investment Intent. The Purchaser is engaging in the Transactions solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

        6.6. Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding entered into by the Purchaser.

ARTICLE 7.

                              ADDITIONAL AGREEMENTS

        7.1.  Proxy Statement.

              (a) As promptly as practicable after the date hereof, the Company shall prepare and file the Proxy Statement in preliminary form with the SEC under the Exchange Act, and shall use all reasonable efforts to have it cleared with the SEC, and promptly thereafter shall mail it in definitive form to its shareholders. The Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement. Each of the Purchaser and the Company agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be mailed to the shareholders of the Company, in each case as and to the extent required by law. The Proxy Statement shall contain the recommendation of the Board of Directors of the Company described in Section 7.1(b). The Purchaser, and its counsel, shall be given an opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC.

              (b) The Company shall, in accordance with the Colorado Business Corporation Act and its Amended and Restated Articles of Incorporation and bylaws of the Company, duly call, give notice of, convene and hold the Shareholders Meeting as soon as practicable after the date hereof for the purpose of considering and taking action upon the approval of the Transactions to the extent required by law or the requirements of the Nasdaq Stock Market. Subject to the exercise of the fiduciary duty of the Board of Directors of the Company after consultation with outside legal counsel, the Company will include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Transactions at the Shareholders Meeting and shall use its best efforts to solicit from shareholders of the Company proxies in favor of such approval and adoption and will take all other actions necessary, or in the reasonable judgment of the Purchaser and the Company advisable, to secure the approval of the Transactions by the Company's shareholders.

        7.2.  Tender Offer.

              (a) Provided that this Agreement shall not have been terminated in accordance with Article 8, then, not later than the first business day after execution of this Agreement, the Company shall issue a public announcement of the execution of this Agreement. At the time of and following such public announcement, both parties shall fully cooperate with each other as necessary to allow the Purchaser to file such communications with the Commission under cover of Schedule TO as are required to be filed pursuant to Rule 14d-2(b) under the Exchange Act. Not later than the twentieth business day prior to the Shareholders Meeting, the Purchaser shall, subject to the provisions of this Agreement, commence the Tender Offer for up to 8,250,000 shares together with the associated rights ("Rights") issued pursuant to the Rights Agreement dated as of February 25, 1999 (the "Rights Agreement"), between the Company and American Securities Transfer & Trust, Inc., as Rights Agent (collectively, the "Tender Shares") at a price of $4.00 per Tender Share, net to the seller in cash. The Purchaser shall keep the Tender Offer open until the earlier of the date on which the Company Shareholders' Meeting is held and September 1, 2000 (the "Approval Date"). The Purchaser shall accept for payment and pay for all Tender Shares that have been validly tendered and not withdrawn pursuant to the Tender Offer promptly following the Shareholder Approval, subject to satisfaction, or waiver by the Purchaser, of the conditions set forth in this Agreement and in Annex I to this Agreement. The obligation of the Purchaser to accept for payment, purchase and pay for Tender Shares tendered pursuant to the offer shall be subject to the conditions set forth herein and in the Offer Documents, including the condition that a minimum of 500,000 Tender Shares shall have been validly tendered and not withdrawn prior to the expiration date of the Tender Offer (the "Minimum Condition"). Solely for purposes of determining whether the Minimum Condition has been satisfied, any shares owned by the Purchaser shall be deemed to have been validly tendered and not withdrawn pursuant to the Tender Offer. The Purchaser expressly reserves the right to increase the price per share payable in the Tender Offer or to make any other changes in the terms and conditions of the Tender Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made which decreases the price per share payable in the Offer, which changes the form of consideration to be paid in the Tender Offer, which imposes conditions to the Tender Offer in addition to those set forth herein, which broadens the scope of such conditions, which increases the minimum number of Tender Shares which must be tendered as a condition to the acceptance for payment and payment for Tender Shares in the Tender Offer, or which otherwise amends the terms of the Tender Offer in a manner that is materially adverse to holders of shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Tender Offer if, by the Approval Date, any of the conditions to the Purchaser's obligation to purchase Tender Shares shall not be satisfied until such time as such conditions are satisfied. However, if the Company shall have held the Shareholders Meeting (with a quorum duly present) and a majority of the shareholders present and voting did not vote to approve the Transactions by the Approval Date, the Purchaser shall not extend the Tender Offer. It is agreed that the conditions to the Tender Offer set forth herein and in the Annex I to this Agreement are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by the Purchaser, unless any such action or inaction by the Purchaser would constitute a breach by the Purchaser of any of its covenants or agreements under this Agreement) or may be waived by the Purchaser, in whole or in part at any time and from time to time, in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be made in good faith and shall be final and binding on the parties. The Purchaser may, but is not obligated to, purchase Tender Shares in the Tender Offer if the Minimum Condition is not satisfied. However, only consummation of the Tender Offer for a number of Tender Shares which satisfies the Minimum Condition (a "Successful Tender Offer") shall result in the exchange of Exchangeable Notes for Convertible Notes and the cancellation of any outstanding Warrants.

              (b) The Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the offer at such time as will permit the Tender Offer to be commenced as contemplated by Section 7.2(a). The Tender Offer Statement shall contain an offer to purchase and related letter of transmittal and summary advertisement (such Schedule TO and the documents therein pursuant to which the offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of shares of Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of the Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of the Purchaser and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case as and to the extent required by applicable Federal securities laws. The Purchaser agrees to provide the Company and its counsel in writing with any comments the Purchaser or its counsel may receive from the SEC or its Staff with respect to the Offer Documents promptly after the receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the shareholders of the Company.

              (c) The Company hereby approves of and consents to the Tender Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement and the Transactions, are fair to, and in the best interests of, the shareholders of the Company, (ii) approving and adopting this Agreement and the Transactions, in all respects and that such approval constitutes approval of the Initial Investment, the Tender Offer, this Agreement, and the terms of the Exchangeable Notes, Warrants and Convertible Notes and (iii) recommending that the shareholders of the Company accept the Tender Offer, tender their shares of Common Stock thereunder to the Purchaser and approve the Transactions at the Shareholders Meeting; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors, by a majority vote, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that the Board has received a Superior Proposal and is required to withdraw, modify or amend its recommendation to properly discharge its fiduciary duties.

              (d) The Company shall use its best efforts to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") on the date the Offer Documents are filed with the SEC, and in any event shall file with the SEC the Schedule 14D-9 not later than the date required pursuant to the Exchange Act and the applicable rules and regulations promulgated thereunder, containing the recommendation described in Section 7.2(c) and shall mail the Schedule 14D-9 to the shareholders of the Company. The
Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by the Purchaser specifically for inclusion or incorporation by reference in the
Schedule 14D-9. Each of the Company and the Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's Shareholders, in each case as and to the extent required by applicable Federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company.

              (e) In connection with the Tender Offer, the Company will, and will cause its transfer agent to, furnish promptly to the Purchaser mailing labels containing the names and addresses of all record holders of shares of Common Stock as of a recent date and of those persons becoming record holders after such date, together with copies of all lists of shareholders and security position listing and computer files and all other information in the Company's possession and control regarding the beneficial ownership of its shares of Common Stock. The Company shall promptly furnish the Purchaser with such additional information (including, but not limited to, updated lists of shareholders and their addresses, mailing labels and security position listings and computer files) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Tender Offer to the record and beneficial holders of shares. Subject to the requirements of law, and except for such steps as are necessary or advisable to disseminate the Tender Offer and any other documents necessary to consummate the Transactions and to solicit tenders of shares and the approval of the Transaction, the Purchaser and each of its Affiliates shall hold in confidence the information contained in any of such labels, lists and additional information, shall use such information only in connection with the Tender, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or under their control.

        7.3.  Proxy Statement; Offer Documents.

              (a) The Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and will not, at the time of the first mailing and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (b) The letter to shareholders, notice of meeting, proxy statement and form of proxy that may be distributed by the Company to Shareholders in connection with the Transactions (including any supplements), and any schedules required to be filed with the SEC in connection therewith, are collectively referred to as the "Proxy Statement".

              (c) None of the information supplied by the Company in writing for inclusion in the Offer Documents (as defined in Section 7.2(b)) or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to shareholders, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        7.4. Acquisition Proposals. The Company may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor received after the date of this Agreement, with appropriate assurances of confidentiality, to any corporation, partnership, person or other entity or group, and, in response to unsolicited requests, may participate in discussions and negotiate with any corporation, partnership, person or other entity or group concerning a proposal for any merger, sale of any material assets of the Company, sale of shares of voting capital stock of the Company having over 15 percent of the aggregate voting power of all the Company's capital stock or other transaction involving the transfer of effective control of the Company or any division thereof ("Acquisition Proposal"), if the Company's Board of Directors, after consultation with its outside counsel and its financial advisor, and such other advisors as it deems appropriate, determines in its good faith judgment that its fiduciary duties require such action. In addition, in the event of such determination by the Company's Board of Directors, the Company may direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such corporation, partnership, person or other entity or group. Except as set forth above, neither the Company, or any of its Subsidiaries, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Purchaser, any affiliate or associate of the Purchaser or any designees of the Purchaser) concerning any Acquisition Proposal, or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 7.4 by the Company. The Company shall use its best efforts to ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banker or other advisor or representatives retained by the Company are aware of the restrictions set forth in the preceding sentences, and the Company hereby represents that the Board has adopted resolutions directing the officers, directors and employees of the Company and its subsidiaries to comply with such restrictions. The Company promptly shall advise the Purchaser orally, and in a written notice, of any Acquisition Proposal and any inquiries or developments with respect thereto, and shall, in such notice, provide a detailed description of such Acquisition Proposal, indicating the identity of the offeror and the material terms and conditions of any such Acquisition Proposal, including, without limitation, price. The Company shall not enter into any agreement pursuant to which the Company is to provide information to any person, entity or group in connection with a proposed or possible Acquisition Proposal in which agreement such person, entity or group is permitted to buy shares of the Common Stock of the Company, or make any amendment, waiver, or release with respect thereto, unless, at or prior to entering into such agreement or making such amendment, waiver, or release with respect thereto, unless, at or prior to entering into such agreement or making such amendment, waiver, or release, the Company agrees to permit the Purchaser to buy shares of Common Stock to the same extent and on substantially comparable terms as such person, entity or group. Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser the approval or recommendation by the Board of the Tender Offer, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; provided, that nothing in this Section 7.4 shall prevent the Board of Directors from considering an Acquisition Proposal in anticipation of terminating this Agreement pursuant to Section 8.1(g).

        7.5. Interim Operations. During the period from the date of this Agreement to the Approval Date, except (i) as contemplated by this Agreement,
(ii) as disclosed to the Purchaser in writing or in the SEC Reports or (iii) as otherwise approved in writing by the Purchaser:

              (a) Conduct of Business. The Company shall use its reasonable efforts to preserve intact in all material respects its business organization, to preserve its present relationships with its customers, prospective customers, suppliers, consultants, employees and any other persons having business relations with it, to maintain all of its properties in customary repair and condition, to maintain insurance policies in respect of its business and properties, and to promote and market its services consistent with past practice.

              (b) Certificate and Bylaws. Except for increasing its authorized shares of Common Stock up to a maximum of 75,000,000, the Company shall not, and shall not permit any of its subsidiaries to, make or propose any change or amendment in their respective Articles of Incorporation or Bylaws.

              (c) Capital Stock. Except as permitted in Sections 7.5(e) and 7.5(g), the Company shall not, and shall not permit any of its Subsidiaries to, issue, pledge or sell any shares of capital stock or any other securities of any of them or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to this Agreement, the Rights Agreement or the exercise of options or vesting of employee stock awards outstanding on the date hereof), or enter into any contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their securities, or make any other material changes in their capital structures; provided, however, that nothing in this Section 7.5(c) shall limit or restrict the Company's rights under Section 7.4 to furnish information and access in response to unsolicited requests (and to enter into confidentiality agreements in connection with any prospective Acquisition Proposal or "standstill" agreements relating to the conditions under which a third party shall be permitted to acquire shares (or the extent to which, or the manner in which, such third party may acquire shares)), and to participate in discussions, to negotiate and to consult with respect to any prospective Acquisition Proposal.

              (d) Dividends. The Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them and other than dividends, distributions and payments made solely to the Company or a Subsidiary of the Company which Subsidiary is retained by the Company through the Approval Date.

              (e) Employee Plans; Compensation, Etc. Except as permitted in
Section 7.12, the Company shall not, and shall not permit any of its Subsidiaries to (except (i) for increases and cash bonuses in lieu of grants of stock options and restricted stock awards in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company relative to the level in effect prior to such amendment, (ii) as required by law, (iii) as required to maintain the qualified status of any employee plan that is intended to constitute a qualified plan under the provisions of Section 401 of the Code or the tax exempt status under Section 501 of the Code of a trust related to such a plan in the manner which is the least expensive alternative to the Company and its subsidiaries, if there are alternative means of maintaining such qualified or tax exempt status, or (iv) pursuant to the terms of an existing contract disclosed in the SEC Reports to which the Company is a party or by which it is bound or any amendment thereto that does not materially increase the benefits provided thereunder) adopt, enter into or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

              (f) Debt and Capital Appropriations. Except in the ordinary course of its business, the Company shall not, and shall not permit any of its Subsidiaries to, incur or assume any indebtedness (other than borrowings in the ordinary course of business under its currently existing bank credit line or any renewal thereof); make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned Subsidiary of the Company); issue or sell any debt securities or guarantee any indebtedness; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any contract or agreement which involves payments by the Company or any of its subsidiaries of more than $100,000 and which extends beyond or will affect the business of the Company for a term of four months or more beyond the date of this Agreement. The Company shall not, and shall not permit any of its subsidiaries to, approve or make appropriations for capital expenditures in excess of $200,000 in the aggregate over those provided for in the operating and capital plans of the Company in effect on the date of this Agreement.

              (g) Assets; Mergers; Etc. Except as required under the Credit Agreement, the Company shall not, and shall not permit any of its subsidiaries to, encumber, sell, lease or otherwise dispose of or acquire any material assets, or encumber, sell, lease or otherwise dispose of assets having a value in excess of $100,000 in the aggregate, or enter into any merger or other agreement providing for the acquisition of any material assets of the Company or any of its subsidiaries by any third party or acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or enter into any contract, agreement, commitment or arrangements to do any of the foregoing.

              (h) Labor Relations. The Company shall consult with the Purchaser concerning any significant relations or employment issues which may arise except to the extent prohibited by applicable law and regulation in the reasonable judgment of the Company on advice of counsel.

        7.6.  Access to Information; Confidentiality.

              (a) From the date hereof until the consummation of the Tender Offer, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to the Purchaser and to the officers, employees and agents of the Purchaser access at all reasonable times to their officers, employees, agents, properties, books, records and contracts, and shall furnish the Purchaser all financial, operating and other data and information as the Purchaser may request as necessary to consummate the transactions contemplated hereby including, without limitation, as necessary for consultants and advisors hired by the Company at the request of the Purchaser; provided, however, that the Company shall not be required to disclose or permit access to certain information regarding the Company's business which the Company reasonably determines after consultation with counsel would be inappropriate to disclose or to permit access to the Purchaser due to competitive or regulatory considerations. The Company shall, and shall cause it subsidiaries, officers, directors, employees and agents to, afford the outside counsel of the Purchaser with such information concerning the Company as may be necessary to file any notification report filed under the HSR Act (and any additional information or documentary material supplied in response to any request pursuant to the HSR Act or any other filing), or to respond to any investigation by the DOJ, the FTC or state attorneys general. Subject to the requirements of law or judicial process, the Purchaser shall hold in confidence all such information, on the terms and subject to the conditions contained in the letter agreement dated [November] __, 1999 (the "Confidentiality Agreement") the provisions of which shall survive the termination of this Agreement, the Purchaser shall deliver to the Company all documents, work papers and other material (including copies) obtained by the Purchaser or on its behalf from the Company, as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and shall destroy all documents, work papers and other materials (including copies) containing all such information; provided, however, that in the event that any litigation or investigation has been instituted or threatened, the Company shall be entitled to retain all documents, work papers and other materials (including copies) otherwise subject to destruction under this Section for the pendency of such litigation or investigation.

              (b) The Purchaser shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of the Company with such information concerning the Purchaser as may be necessary for the Company to ascertain the accuracy and completeness of the information supplied by the Purchaser for inclusion in the Proxy Statement. The Purchaser shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the outside counsel of the Company with such information concerning Parent and the Purchaser as may be necessary to file any notification report filed under the HSR Act (and any additional information or documentary material supplied in response to any request pursuant to the HSR Act or any other filing), or to respond to any investigation by the DOJ, the FTC or state attorneys general. Subject to the requirements of law or judicial process, the Company shall hold in confidence all such information, and, upon the consummation of the Tender Offer or termination of this Agreement, the Company shall deliver to the Purchaser all documents, work papers and other material (including copies) obtained by the Company or on its behalf from the Purchaser, as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and shall destroy all documents, work papers and other materials (including copies) containing all such information; provided, however, that, in the event that any litigation or investigation has been instituted or threatened, the Purchaser shall be entitled to retain all documents, work papers and other materials (including copies) otherwise subject to destruction under this Section for the pendency of such litigation or investigation.

        7.7. Preferred Stock Purchase Rights. The Rights Agreement has been amended to provide that the execution and delivery of this Agreement and the consummation of the Tender Offer contemplated hereby will not cause (a) the Purchaser to become an "Acquiring Person" (as such term is defined in the Rights Agreement), (b) the "Distribution Date" (as such term is defined in the Rights Agreement) to occur, or (c) any adjustment under the provisions of Section 11 of the Rights Agreement.

        7.8. Continued Listing. The Purchaser agrees that it does not intend for the Tender Offer, or any other transactions contemplated herein, to result in the Common Stock being delisted from the Nasdaq Stock Market. The Purchaser agrees that it will take no affirmative action to delist the Common Stock from the Nasdaq Stock Market.

        7.9. Consultants and Advisors. The Company shall enter into agreements with Synergetics as soon as possible following the Closing Date, as well as such other consultants and advisors as are approved by the Purchaser (including for purposes of this Section 7.9 approvals by its members, including, without limitation Thayer and RCBA) pursuant to which the Company shall have spent or be committed to spend at least $1.5 million. Additionally the Company shall reserve at least $1.8 million to be used for hiring consultants and advisors, approved by the Purchaser, following the closing of the Tender Offer, to facilitate and accelerate the Company's business plans with regard to its manufacturing, hiring and purchasing initiatives.

        7.10. Operational Review Meetings. During the period from the date of this Agreement to the Approval Date, on the first Monday in each month, or at such other time as the parties may agree, the Company shall make available officers of the Company, including, but not limited to, the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, for meetings with representatives of the Purchaser to provide an operational review of the Company.

        7.11. Approval of Financings. During the period from the date of this Agreement to the earlier of the Approval Date or the completion of the Tender Offer, the Company shall not, without the prior written consent of the Purchaser, engage in, one or series of related transactions, in which the Company obtains equity financing in an aggregate amount in excess of $1,000,000.

        7.12. Stock Incentive Plan. The Board of Directors shall approve the adoption of the Stock Incentive Plan and shall have agreed to seek and recommend shareholder approval therefor at the Shareholders Meeting.

ARTICLE 8.

                                   TERMINATION

        8.1. Termination Rights. This Agreement shall terminate upon the consummation of a Successful Tender Offer unless earlier terminated pursuant to this Section 8.1. This Agreement may be terminated and the Tender Offer contemplated herein may be abandoned at any time prior to a Successful Tender
Offer:

              (a) by the mutual written consent of the Purchaser and the Company;

              (b) by either the Purchaser or the Company if either (or any permitted assignee) is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction from consummating the Transactions and all means of appeal and all appeals from such order or injunction have been finally exhausted;

              (c) by either the Purchaser or the Company if the Tender Offer shall not have been consummated within 6 months after the date of this Agreement; provided, that the right to terminate this Agreement under this
Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Transactions to have been consummated within such period;

              (d) by the Purchaser if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is adverse to the Purchaser, its recommendation or approval of the Transactions, provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if as a result of the Company's receipt of an Acquisition Proposal from a third party the Company withdraws, modifies, or amends its approval or recommendation of the transactions contemplated hereby and if within three business days of taking and disclosing to its shareholders the aforementioned position, the Company publicly reconfirms its recommendations of the transactions contemplated hereby as set forth in Sections 7.1(b) and 7.2(c) hereof;

              (e) by the Purchaser if the shareholders of the Company fail to approve the Transactions at the Shareholders Meeting referred to in Section 7.1(b);

              (f) by the Purchaser if any third party shall have acquired beneficial ownership of 30% or more of the outstanding shares of Common Stock;

              (g) by the Company, if the Company receives an Acquisition Proposal which the Company's Board of Directors determines is a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g) earlier than three business days after furnishing notice to Purchaser of such Acquisition Proposal in accordance with
Section 7.4; or

              (h) by either the Purchaser or the Company, if the FTC or the Antitrust Division of DOJ shall have commenced or officially recommended commencement of an action (judicial or administrative) for a preliminary or permanent injunction or other order prohibiting consummation of the Tender Offer, provided, however, that the terminating party has previously complied with Section 7.6.

        8.2. Effect of Termination. In the event of a termination, other than a termination pursuant to Section 8.1(d) or Section 8.1(g), no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party hereto or its shareholders or directors or officers in respect thereof, other than as provided in Section 9.11 of this Agreement, or under the Confidentiality Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement. In the event the Purchaser terminates this Agreement pursuant to Section 8.1(d) or the Company terminates this Agreement pursuant to Section 8.1(g), the Company shall (i) immediately pay a fee of $1.5 million to the Purchaser and (ii) reimburse all of the Purchaser's (including its members, including, without limitation, Thayer and RCBA) out-of-pocket costs and expenses relating to this Agreement and the transactions contemplated hereby, up to an additional $1.5 million net of any amounts previously paid pursuant to section 9.11.

ARTICLE 9.

                                  MISCELLANEOUS

        9.1. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing to the following addresses (or such other addresses as shall be designated by a party in writing) and shall be by courier service or personal delivery:

              (a) if to Purchaser:

                  Thayer-BLUM Funding, L.L.C.
                  c/o Thayer Equity Investors IV, L.P.
                  1455 Pennsylvania Avenue, N.W., Suite 350
                  Washington, DC  20004
                  Attention:  Jeffrey W. Goettman
                  Facsimile (not to be deemed notice):  (202) 371-0391

                  and:

                  Thayer-BLUM Funding, L.L.C.
                  c/o RCBA Strategic Partners, L.P.
                  909 Montgomery Street, Suite 400
                  San Francisco, CA  94133
                  Attention:  Murray A. Indick
                  Facsimile (not to be deemed notice):  (415) 434-3130

                  with a second copy to:

                  Latham & Watkins

                  1001 Pennsylvania Avenue, N.W., Suite 1300
                  Washington, DC  20004-2505
                  Attention:  Eric A. Stern, Esq.
                  Facsimile (not to be deemed notice):  202-637-2201

              (b) if to the Company:

                  EFTC Corporation
                  9351 Grant Street
                  Sixth Floor
                  Denver, CO  80229
                  Attention:  President

                  Facsimile (not to be deemed notice):  (303) 280-8358

                  with a copy to:

                  Holme, Roberts & Owen, LLP
                  1700 Lincoln, Suite 4100
                  Denver, CO  80203
                  Attention:  Francis R. Wheeler
                  Facsimile (not to be deemed notice):  (303) 866-0200

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service.

        9.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. This Agreement may be assigned by the Purchaser, subject to applicable securities laws, to Affiliates of either Thayer or RCBA. The Company may not assign any of its rights under this Agreement without the written consent of the Purchaser. Except as provided in Article 9, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

        9.3.  Amendment and Waiver.

              (a) No failure or delay on the part of the Company, or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.

              (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchaser or by the party or parties to be bound hereby, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party in any case shall entitle any party hereto to any other or further notice or demand in similar or other circumstances.

        9.4. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

        9.5. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law of such state.

        9.7. Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 9.1, such service to become effective 10 days after such mailing.

        9.8. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision or provisions held invalid, illegal or unenforceable shall substantially impair the remaining provisions hereof.

        9.9. Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

        9.10. Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth herein or therein. This Agreement, together with the exhibits and schedules hereto, the other Transaction Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

        9.11. Transaction Expenses. The Company will pay all Transaction Expenses of the Purchaser.

        9.12. Publicity. Except as may be required by applicable law or the rules of the Nasdaq Stock Market, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto. If any announcement is required by law or the rules of the Nasdaq Stock Market to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

        9.13. Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing, including using their respective commercially reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties that may be required; (B) to obtain all necessary permits as are required to be obtained under any federal, state, local or foreign law or regulations, and (C) to fulfill all conditions to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement or caused this Agreement to be executed and delivered by their authorized representatives as of the date first above written.

                                THAYER-BLUM FUNDING, L.L.C.



                                By:    /s/ Jeffrey Goettman
                                Name:  Jeffrey Goettman
                                Title: Manager

                                EFTC CORPORATION

                                By:    /s/ Jack Calderon
                                Name: Jack Calderon
                                Title:   President and Chief Executive Officer

================================================================================







                          SECURITIES PURCHASE AGREEMENT

                                       by

                                       and

                                     between

                           Thayer-Blum Funding, L.L.C.

                                       and

                                EFTC CORPORATION

                               -------------------


                           Dated as of March 30, 2000

                               -------------------









================================================================================

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1. DEFINITIONS........................................................2

       1.1.  Definitions......................................................2
       1.2.  Accounting Terms; Financial Statements...........................7
       1.3.  Knowledge Standard...............................................7

ARTICLE 2. PURCHASE AND SALE OF THE SECURITIES................................8

       2.1.  Purchase and Sale of the Securities..............................8
       2.2.  Closing..........................................................8

ARTICLE 3. CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO PURCHASE THE
           SECURITIES........................................................ 8

       3.1.  Representations and Warranties...................................8
       3.2.  Compliance with Terms and Conditions of this Agreement...........9
       3.3.  Delivery of the Exchangeable Notes and Certificates Evidencing
             the Warrants.....................................................9
       3.4.  Closing Certificates.............................................9
       3.5.  Secretary's Certificates.........................................9
       3.6.  Documents........................................................9
       3.7.  Purchase Permitted by Applicable Laws............................9
       3.8.  Opinion of Counsel...............................................10
       3.9.  Consents and Approvals...........................................10
       3.10. No Material Adverse Effect.......................................10
       3.11. No Material Judgment or Order....................................10
       3.12. Financial Statements.............................................10
       3.13. Bank Financing...................................................10
       3.14. Insurance Coverage...............................................11
       3.15. Board of Directors...............................................11

ARTICLE 4. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO CLOSE..............11

       4.1.  Representations and Warranties...................................11
       4.2.  Compliance with Terms and Conditions of this Agreement...........11
       4.3.  Payment of Purchase Price........................................12
       4.4.  Closing Certificates.............................................12
       4.5.  Issuance Permitted by Applicable Laws............................12
       4.6.  Manager's Certificate............................................12
       4.7.  Documents........................................................12
       4.8.  Opinion of Counsel...............................................12
       4.9.  Consents and Approvals...........................................12
       4.10. No Material Judgment or Order....................................13

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................13

       5.1.  Corporate Existence and Authority................................13
       5.2.  Corporate Authorization; No Contravention........................13
       5.3.  Governmental Authorization; Third Party Consents.................13
       5.4.  Binding Effect...................................................14
       5.5.  Other Agreements.................................................14
       5.6.  Capitalization...................................................14
       5.7.  Subsidiaries.....................................................15
       5.8.  Litigation.......................................................15
       5.9.  Financial Statements.............................................15
       5.10. Title and Condition of Assets....................................16
       5.11. Contractual Obligations..........................................16
       5.12. No Material Adverse Effect.......................................17
       5.13. Investment Company/Government Regulations........................17
       5.14. Broker's, Finder's or Similar Fees...............................17
       5.15. Labor Relations and Employee Matters.............................17
       5.16. Employee Benefit Plans...........................................17
       5.17. Outstanding Borrowings...........................................18
       5.18. Undisclosed Liabilities..........................................18
       5.19. Solvency.........................................................18
       5.20. Compliance with Law..............................................19
       5.21. No Other Agreements to Sell the Assets or Capital Stock of the
             Company..........................................................19
       5.22. Changes..........................................................19
       5.23. Certain Payments.................................................20
       5.24. Environmental Matters............................................21
       5.25. SEC Reports......................................................21
       5.26. Fairness Opinion.................................................22
       5.27. Disclosure.......................................................23

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER....................23

       6.1.  Existence and Authority..........................................23
       6.2.  Authorization; No Contravention..................................23
       6.3.  Binding Effect...................................................23
       6.4.  Purchasers Expertise.............................................24
       6.5.  Investment Intent................................................24
       6.6.  Broker's, Finder's or Similar Fees...............................24

ARTICLE 7. ADDITIONAL AGREEMENTS..............................................24

       7.1.  Proxy Statement..................................................24
       7.2.  Tender Offer.....................................................25
       7.3.  Proxy Statement; Offer Documents.................................28
       7.4.  Acquisition Proposals............................................28
       7.5.  Interim Operations...............................................29
       7.6.  Access to Information; Confidentiality...........................31
       7.7.  Preferred Stock Purchase Rights..................................32
       7.8.  Continued Listing................................................33
       7.9.  Consultants and Advisors.........................................33
       7.10. Operational Review Meetings......................................33
       7.11. Approval of Financings...........................................33
       7.12. Stock Incentive Plan.............................................33

ARTICLE 8. TERMINATION........................................................33

       8.1.  Termination Rights...............................................33
       8.2.  Effect of Termination............................................34

ARTICLE 9. MISCELLANEOUS......................................................35

       9.1.  Notices..........................................................35
       9.2.  Successors and Assigns...........................................36
       9.3.  Amendment and Waiver.............................................36
       9.4.  Counterparts.....................................................37
       9.5.  Headings.........................................................37
       9.6.  Governing Law....................................................37
       9.7.  Jurisdiction.....................................................37
       9.8.  Severability.....................................................37
       9.9.  Rules of Construction............................................37
       9.10. Entire Agreement.................................................38
       9.11. Transaction Expenses.............................................38
       9.12. Publicity........................................................38
       9.13. Further Assurances...............................................38


Exhibit A     -   Form of Exchangeable Note
Exhibit B     -   Form of Warrant
Exhibit C     -   Form of Convertible Note

Exhibit D     -   Form of Legal Opinion of Company's Counsel
Exhibit E     -   Form of Indemnification Agreement
Exhibit F     -   Form of Legal Opinion of Purchaser's Counsel